Exhibit 99.1

For Immediate Release:          April 22, 2022

Home BancShares Names J. Pat Hickman to Board Seat
Conway, AR – Home BancShares, Inc. (NYSE: HOMB) (“Home” or “the Company”), and its wholly-owned subsidiary, Centennial Bank (“Centennial”), today announced that J. Pat Hickman, former Chairman of Happy Bancshares, Inc. (“Happy”), has been appointed as a member of the Company’s Board of Directors as contemplated by the merger agreement for the Company’s acquisition of Happy, which was completed on April 1, 2022.
“Pat Hickman founded an excellent, quality community bank in Happy State Bank,” said John W. Allison, Chairman of Home BancShares. “Pat is well known and respected both in Texas and throughout the United States. Pat has over forty-five years of banking experience as well as an amazing following. As a result of the Happy Bank acquisition, the Board of HOMB voted to name Pat as a Director, and I look forward to his contribution to the Home BancShares Board,” added Allison.
“I am most excited to be joining the Home BancShares Board of Directors. Home is recognized as one of the elite banking companies in the United States,” stated Hickman. “It’s an honor for me to assist in ushering this great bank into the great state of Texas, and I am happy to be part of the Home team,” continued Hickman.
Hickman has been a board member and chair of several community and banking groups over the years including his service as past-chair of the Independent Bankers Association of Texas and the Texas Banking Commissioner’s Council. Mr. Hickman and his wife Nancy live in Canyon, Texas.

General
Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, Texas, South Alabama and New York City. The Company’s common stock is traded through the New York Stock Exchange under the symbol “HOMB.”
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FOR MORE INFORMATION CONTACT:
Donna Townsell
Director of Investor Relations
Home BancShares, Inc.
(501) 328-4625